DLH Reports Fourth Quarter and Fiscal Year 2018 Results
Fourth Quarter Gross Margin 24.3%; $6.1 Million Operating Cash Flow
Atlanta, Georgia – December 13, 2018 - DLH Holdings Corp. (NASDAQ: DLHC) (“DLH” or the “Company”), a leading provider of innovative healthcare services and solutions to federal agencies, today announced financial results for its fiscal fourth quarter and the fiscal year ended September 30, 2018.

Highlights

•	Fiscal fourth quarter revenue was $32.5 million, up 6.9% over the fourth quarter of fiscal 2017

•	Income from operations was $2.8 million for the quarter versus $2.1 million last year

•	Diluted earnings per share were $0.14 for the quarter versus $0.08 per share in the prior-year period

•	DLH generated operating cash flow of $6.1 million for the quarter and $14.1 million for the fiscal year

•	The Company reduced its senior debt to $7.7 million as of September 30, 2018, with a cash balance of $6.4 million

Management Discussion
"In fiscal 2018, revenue, EBITDA, and operating cash flow reached their highest levels in over a decade, reflecting expansion in levels of service on our key contracts,” stated DLH President and Chief Executive Officer Zach Parker. “Sales rose to over $133 million, gross profit topped $30 million, and pretax income exceeded $7.6 million. We generated $14 million of operating cash flow for the year, supporting repayment of $12 million of senior debt.

“We are pleased that – for the first time in years – our core markets of HHS, the VA, and the Department of Defense were already fully funded as the fiscal year began. We believe that the addressable pipeline continues to provide substantial opportunities for growth, even as we work diligently to address and mitigate any recompete-related issues as they arise.”

Results for the Three Months Ended September 30, 2018
Revenue for the fourth quarter of fiscal 2018 was $32.5 million, up $2.1 million, or 6.9%, over the prior-year fourth quarter, reflecting activity levels and expansion of services across multiple programs.

Gross profit was $7.9 million for the quarter, an increase of $0.6 million, or 8.7%, over the fourth quarter of fiscal 2017. As a percent of revenue, the Company's gross margin was 24.3% in 2018 versus 23.9% in the prior-year period.

General and Administrative ("G&A") expenses were $4.5 million for the quarter compared to $4.6 million in fiscal 2017. As a percent of revenue, G&A expenses were 13.8% in the current fiscal fourth quarter versus 15.2% last year. Depreciation and amortization was $0.6 million in fiscal 2018 and $0.5 million last year.

Income from operations was $2.8 million for the quarter versus $2.1 million in the prior-year period, reflecting the $0.6 million increase in gross profit year-over-year. Income before taxes was $2.5 million for the quarter, up approximately $0.7 million over the prior-year period.

For the three months ended September 30, 2018 DLH recorded a $0.7 million provision for tax expense, versus $0.8 million for fiscal 2017. The tax provision for 2018 reflects the impact of the prorated tax rate reduction from the Tax Cuts and Jobs Act enacted in December 2017.

The Company reported net income for the fiscal fourth quarter of approximately $1.8 million, or $0.14 per diluted share, versus $1.0 million, or $0.08 per diluted share, in the prior-year period. On a non-GAAP basis, Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) for the three months ended September 30, 2018 was approximately $3.4 million versus $2.6 million in the prior-year period. Growth was attributable to increased revenue and gross profit, as described above.

Balance Sheet and Cash Flow
Cash as of September 30, 2018 was $6.4 million, and the Company’s senior debt was $7.7 million, versus cash of $4.9 million and senior debt of $19.7 million as of September 30, 2017. Regarding cash flow, for the fiscal fourth quarter DLH generated approximately $6.1 million in cash from operations, reflecting its financial results and working capital management.

Conference Call and Webcast Details
DLH management will discuss fourth quarter results and provide a general business update, including current competitive conditions and strategies, during a conference call beginning at 11:00 AM Eastern Time today, December 13, 2018. Interested parties may listen to the conference call by dialing 888-347-5290 or 412-317-5256. Presentation materials will also be posted on the Investor Relations section of the DLH website prior to the commencement of the conference call.

A digital recording of the conference call will be available for replay two hours after the completion of the call and can be accessed on the DLH Investor Relations website or by dialing 877-344-7529 and entering the conference ID 10124455.

About DLH
DLH (NASDAQ:DLHC) serves federal government clients throughout the United States and abroad delivering technology enabled solutions in key health and human services programs. The Company's core competencies and consulting services include assessment and compliance monitoring, program management, health IT systems integration, data analytics and medical logistics, and pharmacy solutions. DLH has over 1,500 employees serving numerous government agencies. For more information, visit the corporate website at www.dlhcorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or DLH`s future financial performance. Any statements that are not statements of historical fact (including without limitation statements to the effect that the Company or its management “believes”, “expects”, “anticipates”, “plans”, “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or DLH’s actual results to differ materially from those indicated by the forward-looking statements. Those risks and uncertainties include, but are not limited to, the following: failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new services; changes in client budgetary priorities; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the ability to successfully integrate the operations of our recent and any future acquisitions; and other risks described in our SEC filings. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, as well as interim quarterly filings thereafter. The forward-looking statements contained herein are made as of the date hereof and may become outdated over time. The Company does not assume any responsibility for updating forward-looking statements.

CONTACTS:

INVESTOR RELATIONS
Contact: Chris Witty
Phone: 646-438-9385
Email: cwitty@darrowir.com

TABLES TO FOLLOW

DLH HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands except per share amounts)

	(unaudited)
	Three Months Ended		Year Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue	$32,489	$30,390	$133,236	$115,662
Direct expenses (exclusive of depreciation and amortization shown below)	24,604	23,137	103,034	89,812
Gross margin	7,885	7,253	30,202	25,850
General and administrative expenses	4,478	4,615	19,178	17,466
Depreciation and amortization	588	489	2,242	1,754
Income from operations	2,819	2,149	8,782	6,630
Interest expense, net	315	340	1,116	1,228
Income before income taxes	2,504	1,809	7,666	5,402
Income tax expense, net	747	769	5,830	2,114
Net income	$1,757	$1,040	$1,836	$3,288

Net income per share - basic	$0.15	$0.09	$0.15	$0.29
Net income per share - diluted	$0.14	$0.08	$0.14	$0.27
Weighted average common shares outstanding
Basic	11,899	11,502	11,881	11,345
Diluted	12,873	12,528	12,873	12,352

DLH HOLDINGS CORP.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except par value of shares)

	September 30, 2018	September 30, 2017

ASSETS
Current assets:
Cash and cash equivalents	$6,355	$4,930
Accounts receivable	10,280	11,911
Other current assets	760	598
Total current assets	17,395	17,439
Equipment and improvements, net	1,566	1,391
Deferred taxes, net	4,137	9,639
Goodwill	25,989	25,989
Intangible assets, net	13,365	15,127
Other long-term assets	89	139
Total assets	$62,541	$69,724

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Debt obligations - current	$—	$6,518
Derivative financial instruments, at fair value	—	306
Accrued payroll	4,983	3,723
Accounts payable, accrued expenses, and other current liabilities	10,950	10,895
Total current liabilities	15,933	21,442
Total long term liabilities	7,190	12,427
Total liabilities	23,123	33,869
Commitments and contingencies
Shareholders' equity:
Common stock, $.001 par value; authorized 40,000 shares; issued and outstanding 11,899 and 11,767 at September 30, 2018 and 2017, respectively.	12	12
Additional paid-in capital	84,285	82,687
Accumulated deficit	(44,879)	(46,844)
Total shareholders’ equity	39,418	35,855
Total liabilities and shareholders' equity	$62,541	$69,724

DLH HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Year Ended
	September 30,
	2018	2017
Operating activities
Net income	$1,836	$3,288
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	2,242	1,724
Amortization of debt financing costs as interest expense	275	268
Change in fair value of derivative financial instruments	—	102
Stock based compensation expense	1,375	662
Loss on retirement of equipment	—	31
Deferred taxes, net	5,502	1,776
Changes in operating assets and liabilities
Accounts receivable	1,631	(5,274)
Other current assets	(162)	(56)
Accounts payable, accrued payroll, accrued expenses and other current liabilities	1,314	3,945
Other long term assets/liabilities	64	58
Net cash provided by operating activities	14,077	6,524

Investing activities
Acquisition, net of cash acquired	—	(250)
Purchase of equipment and improvements	(654)	(1,064)
Net cash used in investing activities	(654)	(1,314)

Financing activities
Repayments on senior debt	(11,979)	(3,750)
Repayments of capital lease obligations	—	(86)
Payment of deferred financing costs	(65)	—
Proceeds from stock option exercise	46	129
Net cash used in financing activities	(11,998)	(3,707)

Net change in cash and cash equivalents	1,425	1,503
Cash and cash equivalents at beginning of year	4,930	3,427
Cash and cash equivalents at end of year	$6,355	$4,930

Supplemental disclosures of cash flow information
Cash paid during the period for interest	$800	$883
Cash paid during the period for income taxes	$876	$337
Non-cash issuance of stock upon exercise of options	$25	$—
Derivative warrant liability reclassified as equity	$(306)	$—

Revenue Metrics

	Three months ended	Year Ended
	September 30,	September 30,
	2018	2018
Market Mix:
Defense/VA	69%	65%
Human Services and Solutions	26%	31%
Public Health/Life Sciences	5%	4%

Contract Mix:
Time and Materials	93%	95%
Cost Plus Fixed Fee	5%	3%
Firm Fixed Price	2%	2%

Prime vs Sub:
Prime	100%	99%
Subcontracts	—%	1%

Non-GAAP Financial Measures
The Company uses EBITDA as a supplemental non-GAAP measure of our performance. DLH defines EBITDA as net income excluding (i) interest expense, (ii) provision for or benefit from income taxes and (iii) depreciation and amortization.

Beginning with the first quarter of fiscal year 2018, the Company commenced reporting EBITDA, rather than adjusted EBITDA, as a key non-GAAP financial measure of our business. The Company believes that due to the growth and maturation of its business, this change will improve the transparency of its business performance and increase the comparability of its results with peers. Non-GAAP measures for prior periods have been recast to conform to this change in the Company’s reporting.

In addition, we are also reporting our net income excluding the impact of the Tax Cut and Jobs Act of 2017. On December 22, 2017, the Tax Cut and Jobs Act was enacted, which, among other things, reduced corporate tax rates and revised rules regarding the usability of net operating losses. These changes have resulted in a tax provision of $3.4 million associated with revaluing the benefit of our net operating losses. For comparability, the tax provision for the prior year periods has been restated using the reduced tax rates passed in December 2017.

These non-GAAP measures of performance are used by management to conduct and evaluate its business during its regular review of operating results for the periods presented. Management and the Company's Board utilize these non-

GAAP measures to make decisions about the use of the Company's resources, analyze performance between periods, develop internal projections and measure management performance. DLH believes that these non-GAAP measures are useful to investors in evaluating the Company's ongoing operating and financial results and understanding how such results compare with the Company's historical performance.

Reconciliation of GAAP net income to EBITDA, a non-GAAP measure:

	Three Months Ended			Year Ended
	September 30,			September 30,
	2018	2017	Change	2018	2017	Change
Net income	$1,757	$1,040	$717	$1,836	$3,288	$(1,452)
(i) Interest expense	315	340	(25)	1,116	1,228	(112)
(ii) Provision for taxes	747	769	(22)	5,830	2,114	3,716
(iii) Depreciation and amortization	588	489	99	2,242	1,754	488
EBITDA	$3,407	$2,638	$769	$11,024	$8,384	$2,640

Reconciliation of GAAP net income to net income adjusted for the effect of the 2017 Tax Act, a non-GAAP measure:

	Three Months Ended			Year Ended
	September 30,			September 30,
	2018	2017	Change	2018	2017	Change
Net income	$1,757	$1,040	$717	$1,836	$3,288	$(1,452)
Write-down of deferred tax assets	—	—	—	3,365	—	3,365
Pro-forma impact of tax rate change	—	145	(145)		527	(527)
Net income, adjusted for the effect of the 2017 Tax Act	$1,757	$1,185	$572	$5,201	$3,815	$1,386

Net income per diluted share	$0.14	$0.08	$0.06	$0.14	$0.27	$(0.13)
Impact of write-down of deferred tax asset	—	—	—	0.26	—	0.26
Pro-forma impact of tax rate change	—	0.01	(0.01)	—	0.04	(0.04)
Net income per diluted share, adjusted for the effect of the 2017 Tax Act	$0.14	$0.09	$0.05	$0.40	$0.31	$0.09